EXHIBIT 16.1


      BDO Seidman, LLP                      1990 Avenue of the Stars, 11th Floor
      Accountants and Consultants                          Los Angeles, CA 90067
                                                       Telephone: (310) 557-0300
                                                             Fax: (310) 557-1777



November 4, 2005



Securities and Exchange Commission
100 F Street, N.E.
Mail Stop 6561
Washington, D.C. 20549



We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on November 1, 2005 to be filed by Tag-It Pacific, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm. We do not have any basis to comment on the matters discussed in the sixth paragraph regarding the implementation of additional review procedures or remediation plans.


Very truly yours,


/S/ BDO SEIDMAN, LLP
---------------------------
BDO Seidman, LLP
Los Angeles, California